As filed with the Securities and Exchange Commission on January 19, 2011
Registration No. 333-139051

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

POST EFFECTIVE AMENDMENT NO. 1
to
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GOLD RESOURCE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	84-1473173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2886 Carriage Manor Point Colorado Springs, Colorado	80906
(Address of Principal Executive Offices)	(Zip Code)

NON-QUALIFIED STOCK OPTION AND STOCK GRANT PLAN
(Full Title of Plan)
___________________________
William Reid Chairman and Chief Executive Officer 2886 Carriage Manor Point Colorado Springs, Colorado 80906 (303) 320-7708	Copy to: David J. Babiarz, Esq. Jessica M. Browne, Esq. Dufford & Brown, P.C. 1700 Broadway, Suite 2100 Denver, Colorado 80290-2100 (303) 861-8013
 (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to public:

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On December 1, 2006, Gold Resource Corporation (the “Company”) filed a registration statement on Form S-8 (Registration No. 333-139051) with the United States Securities and Exchange Commission to register 6,000,000 shares of the Company’s common stock, $0.001 par value per share, authorized under the Company’s Non-Qualified Stock Option and Stock Grant Plan, as amended (“Plan”).  The registration statement also covered an indeterminate number of shares of common stock as may have become issuable as a result of stock splits, stock dividends or similar transactions in accordance with anti-dilution provisions.

Pursuant to the undertaking made by the Company in the registration statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the registration statement to terminate the effectiveness of such registration statement and to deregister all of the shares of common stock that remain unsold as of the date hereof.  At its annual meeting for 2010, the Company’s shareholders approved an increase in the amount of shares reserved under the Plan and the Company has amended and restated its Plan.  The Company intends to file a new registration statement on Form S-8 to register the shares reserved for issuance under the Plan, including those previously registered on this registration statement and the additional shares approved for issuance at the annual meeting.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this post-effective amendment on Form S-8 and authorize this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Colorado Springs, Colorado, on this 18th day of January, 2011.

GOLD RESOURCE CORPORATION (Registrant)

/s/ William W. Reid
By: William W. Reid
Chief Executive Officer

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacity and on the dates stated:

/s/ William W. Reid	Chief Executive Officer and	January 18, 2011
William W. Reid	Chairman of the Board

/s/ Frank L. Jennings	Principal Financial and	January 18, 2011
Frank L. Jennings	Accounting Officer

/s/ Bill M. Conrad	Director	January 18, 2011
Bill M. Conrad

/s/ Jason D. Reid	Director	January 18, 2011
Jason D. Reid